Exhibit 99.1

China XD Plastics Announces Second Quarter 2011 Results
-Reports Record Second Quarter Revenue and Net Income-
-Increases Guidance for Fiscal Year 2011-
-Announces $100 Million Investment by Morgan Stanley Private Equity Asia-

HARBIN, CHINA, August 15, 2011 – China XD Plastics Company Limited (NASDAQ: CXDC, "China XD Plastics" or the "Company"), one of China’s leading players engaged in the development, manufacture, and sale of modified plastics primarily for automotive applications, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter Fiscal 2011 Highlights
•	Revenue was a record $88.2 million, an increase of 42.2% from the second quarter of fiscal 2010
•	Gross profit was $22.0 million, an increase of 48.9% from the second quarter of fiscal 2010
•	Gross profit margin was 25.0%, compared to 23.9% in the second quarter of fiscal 2010
•	Net income attributable to common shareholders was $14.4 million, compared to a loss of $3.1 million in the second quarter of fiscal 2010
•	Total volume shipped was 36,513 metric tons, up 23.5% from 29,567 metric tons in the second quarter of fiscal 2010

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented, “I am very pleased to report another strong quarter, including record revenue and profit growth. Our continued expansion, increased investment in R&D and concentration on higher-margin and higher value-added products increased our overall gross margin from 23.9% to 25.0% and our average selling price (ASP) from $2,097 to $2,415. We continue to experience strong demand for our products which helped drive our total volume shipped in the second quarter of 2011 to 36,513 metric tons, up from 29,567 metric tons in the second quarter of 2010.”

Mr. Han continued, “China is the largest automobile market in the world and continues to experience significant and growing demand for high-quality modified plastics. Our recently announced purchase of 20 additional production lines and 77 sets of specialized R&D equipment, expected to be fully utilized in the first quarter of 2012, will increase capacity by 90,000 metric tons in 2012 and help us meet the expanding demand for our products. We believe this strategy will strengthen our leading position in the automotive modified plastics sector and enable us to continue to deliver strong financial performance.”

Second Quarter 2011 Results

Revenue for the second quarter of fiscal 2011 was $88.2 million, representing a year-over-year increase of 42.2% from $62.0 million in the second quarter of fiscal 2010. The increase in revenue was primarily attributable to the increase in ASP and increase in sales volume, driven by rising demand for automotive modified plastics as a result of the continued growth of mid- and high-end branded automobile sales of the Company’s major customers.

Gross profit for the second quarter of fiscal 2011 was $22.0 million, up 48.9% from $14.8 million in the second quarter of fiscal 2010. Gross margin was 25.0% compared to 23.9% in the same period last year. The year-over-year increase in gross margin was due to the continuing shift in the Company’s product mix to higher value-added products as a result of the Company’s successful product research and development efforts.

Selling expenses for the second quarter of fiscal 2011 were $256,127. As a percentage of revenue, selling expenses were 0.3% of sales for the second quarter of fiscal 2011, compared to 0.2% for the same period in 2010. General and administrative (“G&A”) expenses were $1.7 million, compared to $14.8 million for the same period of last year. The decrease in G&A expenses was primarily due to the compensation expense of approximately $13.4 million recognized during the second quarter of 2010 relating to performance-based stock options, as previously disclosed in Form 8-K on April 14, 2010. There was no such expense in 2011 since all the options were fully vested in 2010.  Research and development (“R&D”) expenses were $3.0 million, or 3.5% of total revenue, compared to $1.8 million, or 3.0% of total revenue, in the same period last year. The increase in R&D expenses was associated with the Company’s successful launch of 16 new products in the second quarter of 2011, as well as 55 new products under research and development.

Operating income for the second quarter of fiscal 2011 was $17.1 million, compared to an operating loss of $2.0 million in the same period a year ago, which was primarily due to the compensation expense of approximately $13.4 million recognized during the second quarter of 2010 as discussed above. Excluding this non-cash expense, there would be an operating income of approximately $11.4 million for that quarter.

Total other income in the second quarter of fiscal 2011 was $1.8 million, including $448,398 of interest expense and a non-cash gain of $2.2 million to account for the change in fair value of warrants issued together with private placement financings in December 2009 and October 2010. Total other loss in the same period of fiscal 2010 was $952,243.

Net income for the second quarter of fiscal 2011 was $14.4 million, compared to a net loss of $3.0 million for the same period a year ago, which was primarily related to the previously mentioned non-cash expense of approximately $13.4 million.

Net income attributable to common shareholders for the second quarter of fiscal 2011 was $14.4 million. Earnings per share attributable to common shareholders were $0.30 per basic and fully diluted share.

Fully diluted share count increased 11% in the second quarter of 2011 to 47.7 million from 43.5 million a year ago.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the second quarter of 2011 was $18.5 million, an increase from $12.7 million in the same period last year. For a detailed reconciliation of adjusted EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Adjusted net income, excluding non-cash charges associated with stock-based compensation and change in fair value of derivative liabilities was $12.3 million, or $0.26 per basic and fully diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Financial Condition

As of June 30, 2011, China XD Plastics had $46.9 million in cash and cash equivalents, $92.5 million in working capital and a current ratio of 3.2. Shareholders’ equity as of June 30, 2011 was $133.6 million compared to $104.3 million as of December 31, 2010.

Recent Events

As separately announced today, Morgan Stanley Private Equity Asia ("MSPEA"), one of the leading private equity investors in Asia, has agreed to make a US$100 million equity investment for a significant minority ownership stake in the Company, subject to certain customary closing conditions. This investment will enable China XD Plastics to accelerate its domestic capacity expansion and production line upgrade plans and invest in developing new products to better satisfy the demand for the Company’s products in the market.

On June 13, 2011, the Company announced that its board of directors has approved the plan and budget for subsidiary Harbin Xinda Macromolecule Material Co., Ltd. ("Harbin Xinda") to acquire 20 fully automatic modified plastics production lines and has authorized the management to implement the plan. The additional 20 production lines, which will be utilized mainly for the manufacture of higher value-added products, are expected to increase annual production capacity by 90,000 metric tons in 2012. In order to accelerate the Company's development of new products, Harbin Xinda will also purchase 77 sets of specialized research and development equipment to meet the growing demand for new, and higher value-added product development and inspection.

On June 2, 2011, the Company announced that its board of directors authorized the new manufacturing facility construction plan and construction budget of RMB435 million (approximately $66.9 million) of its subsidiary, Harbin Xinda Macromolecule Material Co., Ltd. ("Harbin Xinda"), and also approved its construction project cooperation agreement. According to the construction project cooperation agreement, Harbin Xinda intends to commission Harbin Shengtong to build five plants and a new R&D center based on the recent land use right purchase of nearly 50 acres at the South Harbin Industrial Park. As of June 30, the main construction of five plants and part of the R&D center building have been completed, and the entire project is expected to be completed by December 30, 2011.

Appointment of New Auditor

China XD Plastics also announced today that it has appointed KPMG as the Company’s new independent auditor. KPMG will replace the Company’s current auditor, Moore Stephens Hong Kong, effective from August 15, 2011. The change of independent auditor has been recommended and approved by the Company’s Audit Committee, and did not result from any disagreements with Moore Stephens Hong Kong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Business Outlook and Guidance

Given the Company's strong performance during the first half of 2011 and a positive outlook on customer demand for its products for the remainder of the year, the Company is raising its guidance for the fiscal year 2011.

The Company expects revenue for fiscal 2011 to range between $320 million and $350 million, and non-GAAP adjusted net income to range between $53 million and $56 million, excluding any non-cash charges related to stock based compensation and change in fair value of existing derivative liabilities. This forecast reflects the Company’s current and preliminary view, which is subject to change.

Mr. Han concluded by saying, “This is an exciting time for our company and our shareholders. I am pleased about our new partnership with MSPEA and believe their investment reflects confidence in the quality of our business and the significant growth prospects of our market. This equity infusion will enable us to accelerate our domestic capacity expansion and production line upgrade plans, invest more in developing new products, and increase our research and development efforts. Furthermore, we believe our record results, the growth prospects for our market, and this important new investment position us well to deliver annual results that are higher than our original expectations. With all of this said, we are confident in the future prospects of our business and look forward to delivering significant shareholder value over the long-term.”

Conference Call

China XD Plastics’ management will host a conference call at 9:00 a.m. ET on Monday, August 15, 2011, to discuss its second quarter 2011 financial results and recent business activity. The conference call may be accessed by calling +1-877-353-4923 (for callers in the U.S.) or +1-702-894-2405 (for international callers) and entering pass code 85575718.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through August 22, 2011, by calling
+1-855 859-2056 (for callers in the U.S.) or +1-404-537-3406 (for international callers) and entering pass code 85575718.

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://www.chinaxd.net.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and sells modified plastics, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of more than 70 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company's wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of June 30, 2011, 193 of Xinda's products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks; the equity investment by MSPEA and its effect on the Company's ability to accelerate domestic capacity expansion and production line upgrade plans and invest more in the research, development and manufacture of new products; the addition of 20 production lines which is expected to increase the Company's annual production capacity; the Company's ability to execute its growth strategy; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics
Mr. Taylor Zhang, CFO (New York)
Phone: +1-212-747-1118
Email: cxdc@chinaxd.net

Mr. Tienan Han, IR Manager (Harbin)
Phone: +86-451-8434-6600
Email: cxdc@chinaxd.net

FD for China XD Plastics
Daniel DelRe (New York )
Phone: +1-212-850-5724
Email: daniel.delre@fd.com

Mark Walters (Hong Kong )
Phone: +852-3716-9838
Email: mark.walters@fd.com

Mingxia Li (Beijing )
Phone: +86-10-8591-1060
Email: mingxia.li@fd.com

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND OTHER COMPREHENSIVE INCOME
	For the Three Months Ended June 30,
	2011	2010

Sales	$88,194,119	$62,010,671

Cost of sales	(66,147,271)	(47,206,057)

Gross profit	22,046,848	14,804,614

Operating expenses
Research and development expenses	3,043,910	1,839,016
Selling expenses	256,127	121,826
General and administrative expenses	1,682,107	14,803,282
Total operating expenses	4,982,144	16,764,124

Operating income (loss)	17,064,704	(1,959,510)

Other income (expenses)
Interest expenses, net	(448,398)	(277,264)
Other income	94,384	39,050
Other expense	(181)	(1,261)
Changes in fair value of warrants and embedded derivatives	2,158,156	(712,768)
Total other income (expenses)	1,803,961	(952,243)

Income (loss) before income taxes	18,868,665	(2,911,753)

Provision for income taxes	(4,488,056)	(44,619)

Net income (loss)	$14,380,609	$(2,956,372)

Other comprehensive income
Foreign currency translation adjustment	1,510,092	527,865

Comprehensive income (loss)	$15,890,701	$(2,428,507)

Net income (loss)	$14,380,609	$(2,956,372)

Dividend to Series C preferred stockholders	$(30)	$(162,421)

Net income attributable to common stockholders	14,380,579	(3,118,793)

Basic and diluted earnings per common share
Basic	$0.30	$(0.07)
Diluted	$0.30	$(0.07)

Weighted average common share outstanding
Basic	47,548,367	43,503,930
Diluted	47,692,389	43,503,930

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months ended June 30, 2011 include non-cash charges.  To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

CHINA XD PLASTICS COMPANY LIMITED.
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (Amounts expressed in United States dollars)
	Three Months Ended June 30,
	2011	2010
Adjusted Net Income - Non GAAP	12,349,056	11,395,440
Change in fair value of warrants and derivative liabilities	(2,158,156)	712,768
Non-cash stock-based compensation	126,633	445,633
Performance-based stock options	-	13,355,832
Net income attributable to common stockholders - GAAP	14,380,579	(3,118,793)
Weighted average number of shares outstanding
Basic	47,548,367	43,503,930
Diluted	47,692,389	43,503,930
Basic	0.26	0.26
Diluted	0.26	0.26

Reconciliation of Net Income to Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation, stock-based compensation and amortization. The Company’s management believes that the presentation of Adjusted EBITDA provides useful information regarding China XD Plastics’ results of operations because it assists in analyzing and benchmarking the performance and value of China XD Plastics’ business. The Company’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies.  The table below provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

CHINA XD PLASTICS COMPANY LIMITED.
Reconciliation of Net Income to EBITDA (Amounts expressed in United States dollars)
	Three Months Ended
	June 30,
	2011	2010
Net income - GAAP	$14,380,609	$(2,956,372)
Interest expense	448,398	277,264
Provision for income taxes	4,488,056	44,619
Depreciation and amortization expense	1,216,158	824,156
EBITDA	20,533,221	(1,810,333)
Stock-based compensation	126,633	445,633
Performance-based stock options	-	13,355,832
Change in fair value of warrants and derivative liabilities	(2,158,156)	712,768
Adjusted EBITDA	$18,501,698	$12,703,900

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$46,860,085	$22,720,766
Notes receivable	563,710	402,405
Accounts receivable - net of allowance for doubtful receivables of $47,052 and $33,136, respectively	30,723,563	28,615,995
Prepaid expenses and other receivables	72,038	431,074
Inventories	19,133,623	25,257,083
Due from related parties	-	75,732
Advances to employees	444,740	559,546
Advances to suppliers	35,735,868	31,937,098
Taxes receivable	339,893	116,882

Total current assets	133,873,520	110,116,581

Property, plant and equipment, net	48,172,412	49,038,103

Deposit to acquire land use rights and construction in progress	12,827,230	-

Deposit to acquire plant and equipment	4,643,046	-

Intangible assets, net	246,726	244,417

Total assets	$199,762,934	$159,399,101

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loans	$30,633,889	$21,204,700
Accounts payable	269,879	736,667
Other payables	2,406,534	2,314,966
Accrued expenses	584,726	522,304
Taxes payable	4,424,434	72,289
Due to an employee	360,000	360,000
Due to related parties	1,949,889	1,769,145
Deferred revenue	6,537	77,397
Dividends payable	792,060	792,120

Total current liabilities	41,427,948	27,849,588
Other liabilities
Deferred income tax liabilities - non-current	21,755,246	21,525,274
Common stock warrant purchase liabilities	3,020,058	5,719,130
Embedded conversion feature liabilities	364	905

Total other liabilities	24,775,668	27,245,309

	66,203,616	55,094,897

Series C convertible redeemable preferred stock: 2 shares issued and outstanding
as of June 30, 2011 and December 31, 2010	1,829	1,829

Commitments and contingencies

Stockholders' equity

Series B Preferred Stock, $0.0001 par value, 50,000,000 shares authorized,
1,000,000 shares issued and outstanding as of June 30, 2011 and December 31, 2010	100	100
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 47,628,367
shares issued and outstanding as of June 30, 2011 and December 31, 2010	4,762	4,762
Additional paid-in-capital	69,318,833	69,040,386
Retained earnings	51,153,023	24,866,352
Statutory surplus reserve fund	6,919,145	6,919,145
Accumulated other comprehensive income	6,161,626	3,471,630

Total stockholders' equity	133,557,489	104,302,375

Total liabilities and stockholders' equity	$199,762,934	$159,399,101

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net income	$26,286,731	$10,125,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,415,153	1,654,318
Deferred income tax benefits	(229,880)	-
Stock-based compensation expense	278,447	14,546,859
Change in fair value of warrants and derivative liabilities	(2,699,613)	(4,408,886)
Gain on disposals of property, plant and equipment	(13,879)	(24,210)
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	-	(8,790,261)
Notes receivables	(150,911)	110,160
Accounts receivable and other receivables	(1,067,809)	(9,796,539)
Prepaid expenses	(2,103)	27,398
Inventories	6,589,219	(7,251,562)
Advances to employees	79,224	147,178
Advances to suppliers	(3,076,902)	(3,435,512)
Taxes receivable	(217,975)	(163,321)
Increase (decrease) in -
Accounts payable and other payables	(616,253)	10,949,088
Due to an employee	-	360,000
Accrued expenses	53,899	(433,007)
Taxes payable	4,300,783	1,967
Deferred revenue	(71,693)	7,376,768

Net cash provided by operating activities	31,856,438	10,996,422

Cash flows from investing activities
Deposits to acquire land use rights and construction in progress	(12,680,373)	-
Deposits to acquire plant and equipment	(4,589,888)	-
Purchase of property, plant and equipment	(361,698)	(255,188)
Proceeds from sales of property, plant and equipment	40,531	324,014

Net cash (used in) provided by investing activities	(17,591,428)	68,826

Cash flows from financing activities
Dividends paid on Series C preferred stock	(120)	(1,621,433)
Proceeds from short term bank loan	30,283,168	-
Repayment of short term loans	(21,412,341)	(1,172,035)
Proceeds from bank acceptance notes	-	5,860,174
Repayment to related parties loan	-	(556)
Proceeds from related parties loan	255,147	508,289

Net cash provided by financing activities	9,125,854	3,574,439

Effect of exchange rate changes on cash and cash equivalents	748,455	142,204

Net increase in cash and cash equivalents	24,139,319	14,781,891

Cash and cash equivalents, beginning of period	22,720,766	6,850,784

Cash and cash equivalents, end of period	$46,860,085	$21,632,675

Supplemental disclosures of cash flow information:

Interest paid	$815,992	$664,519
Income taxes paid	$3,664,701	$88,981

Non-cash investing and financing activities:
Embedded conversion feature reclassified to equity upon conversion	$-	$15,495,392
Preferred stock converted to common stock	$-	$13,889,648
Stock options/ restricted shares granted	$278,447	$14,546,859
Acquisition of property, plant and equipment	$542,234	$255,188
Less: cash paid	(361,698)	(255,188)
Non-cash investing activities	$180,536	$-